  EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

•	620 Dyer LLC, a California corporation
•	1815 Carnegie LLC, a California limited liability company
•	Black Oak Gallery, a California corporation (dba Blum Oakland)
•	Blum San Leandro, a California corporation
•	GrowOp Technology Ltd., a Nevada corporation
•	IVXX, Inc., a California corporation
•	IVXX, LLC, a Nevada limited liability company
•	MediFarm, LLC, a Nevada limited liability company
•	MediFarm I, LLC, a Nevada limited liability company
•	MediFarm II, LLC, a Nevada limited liability company
•	MediFarm So Cal, Inc., a California corporation
•	121 North Fourth Street, LLC, a Nevada limited liability company
•	OneQor Technologies, Inc., a Delaware corporation